UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )
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LNB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

AMG Investments, LLC

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AMG Investments, LLC
8500 Station Street, Suite 113
Mentor, Ohio 44060
Phone: 440-951-1111
Fax: 440-255-8645
January 10, 2008
Dear Fellow Shareholders of LNB Bancorp,
LNB Bancorp’s management continues to deny your right to call a special meeting to vote on the leadership of your company. Last November we asked for your help in calling a special meeting of LNB’s shareholders. We are dissatisfied with LNB’s performance and sought to call the special meeting to consider and vote upon several proposals, including the removal and replacement of certain members of LNB’s current board of directors. Although LNB fought our efforts to call the special meeting, the holders of more than 25% of LNB’s outstanding shares (the threshold to call a meeting under Ohio law) supported us and asked that the meeting be held. On December 12 we submitted our request for the meeting to Terry M. White, LNB’s COO. Under Ohio law LNB had fifteen days to call the meeting. Instead, they waited the full fifteen days and then denied our request because of what LNB claims is an inconsistency in the record date used by the company that mailed a portion of our solicitation materials.
What is LNB’s management afraid of? Why do they continue to thwart your efforts to hold a meeting? Again, all we seek is an opportunity to vote on the performance of our board! If LNB’s shareholders agree with us that the current directors haven’t adequately led the company, these directors should be removed. If, on the other hand, shareholders are pleased with the board’s performance, the directors have nothing to fear. We simply want the opportunity to put the matter to a vote. Is LNB afraid of democracy?
We aren’t alone in feeling that there should be changes in LNB’s board. Last September, Gerald R. Armstrong, one of your fellow LNB shareholders, requested that LNB do away with its staggered board. In a letter to LNB’s governance committee, he pointed out that the shareholders of many banks, including KeyCorp, have passed resolutions to de-stagger their boards by wide margins. Mr. Armstrong asked LNB to consider his proposal voluntarily. Instead LNB chose to reject the proposal, claiming Mr. Armstrong was not eligible to make it. LNB’s board refuses to recognize the concerns of its shareholders. We support Mr. Armstrong’s proposal and intend to seek to de-stagger the board so that all of LNB’s directors are accountable to the shareholders every year.
LNB has been unresponsive to us on other issues as well. A month ago we wrote to Sharon L. Churchill, LNB’s CFO, regarding certain accounting policies the bank had adopted earlier in 2007. According to LNB’s filings with the SEC, it appears that LNB avoided reporting a $1.2 million loss in the first quarter of 2007 by virtue of the adoption of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. We were concerned about the propriety of LNB’s use of Statement 159 and sought further explanation from LNB regarding its adoption of the statement. LNB has not yet responded to our letter.

We are also concerned about the relatively large amount of loans that LNB has outstanding to its officers and directors and their affiliates. At 2006 year-end the bank had outstanding loans to related parties of almost $25 million, representing nearly 4% of LNB’s net loan portfolio. We believe that this loan exposure to insiders is unusual for similarly situated banks. Recently we sent a letter to Ms. Churchill requesting more information about these loans in an effort to better understand the exposure they may represent for the bank. We have requested that the bank make public the range and average term and interest rates of these loans and the percentage of these loans that are non-recourse, for example.
Despite LNB’s efforts to stop us, we intend to continue to push for a special meeting. If the special meeting is called, we intend to send to all shareholders of record proxy materials relating to the proposals to be voted on at the meeting.
Respectfully Submitted,
AMG Investments, LLC
/s/ Richard M. Osborne
/s/ Steven A. Calabrese
By Richard M. Osborne and Steven A. Calabrese, Co-Managers